UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2022

FRIEDMAN INDUSTRIES, INCORPORATED
(Exact name of registrant as specified in its charter)

Texas	1-07521	74-1504405
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1121 Judson Road Suite 124, Longview, Texas 75601
(Address of principal executive offices, including zip code)

(903) 758-3431
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1 Par Value	FRD	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Asset Acquisition from Plateplus Inc.

On April 26, 2022 Friedman Industries, Incorporated (the “Company”) entered into a definitive agreement with Plateplus Inc. (“Plateplus”) whereby the Company acquired the real estate, buildings, equipment, inventory, and other assets of Plateplus’ East Chicago, IN and Granite City, IL facilities and certain steel inventory and client relationships at Plateplus’ Loudon, TN and Houston, TX facilities (the “Acquisition”). Business that was historically handled at Plateplus’ Loudon and Houston locations will be transitioned to Friedman’s facilities in Decatur, AL and Sinton, TX, respectively, providing immediate and meaningful operating efficiencies and cost synergies. The Acquisition closed effective as of the end of business on April 30, 2022. Under the terms of the agreement, the Company acquired the assets for approximately $63.8 million in cash and 516,041 shares of the Company’s common stock. Fixed assets account for approximately $18 million of the purchase price with the remainder attributable to steel inventory. The final purchase price is subject to adjustment based on final net working capital levels. The shares issued to Plateplus in connection with the Acquisition are subject to a six-month lock-up period during which period the shares will be subject to certain restrictions on transfer. On May 2, 2022, the Company issued a press release announcing the closing of the Acquisition and issued an investor presentation providing a summary of the transaction. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K and a copy of the investor presentation is furnished as Exhibit 99.2 to this Form 8-K, each of which is incorporated herein by reference.

Credit Facility Amendment

The Company financed the transaction through the expansion of its existing $75 million asset-based lending facility provided by JPMorgan Chase Bank to $150 million. The Company entered into a Second Amendment (the “Amendment”) to that certain Amended and Restated Credit Agreement by and among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, dated as of May 19, 2021 (the “A&R Credit Agreement”). The Amendment amends the A&R Credit Agreement in order to increase the asset-based revolving loans available thereunder from an aggregate principal amount of up to $75.0 million to an aggregate principal amount of up to $150.0 million (the “ABL Facility”). Subject to the conditions set forth in the A&R Credit Agreement (as amended by the Amendment), the ABL Facility may be increased by up to an aggregate of $25.0 million, in minimum increments of $5.0 million.

Among other things, the Amendment also amends the borrowing base definition to increase the borrowing base credit attributable to accounts receivable from 85% of eligible accounts to 90% of eligible accounts.

Item 2.01 Completion of Acquisition or Disposition of Assets

The Information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities

The Information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1         Press Release issued by Friedman Industries, Incorporated on May 2, 2022

99.2         Investor Presentation issued by Friedman Industries, Incorporated on May 2, 2022

104          Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:         May 2, 2022

FRIEDMAN INDUSTRIES, INCORPORATED

By:	/s/ Alex LaRue
Alex LaRue
Chief Financial Officer - Secretary and Treasurer